Exhibit 99.1

Press Release

American Superconductor Announces Resignation of Chief Financial Officer

AMSC’s Vice President for Finance and Accounting, Thomas Rosa, named

Interim Chief Financial Officer

WESTBOROUGH, Mass., Feb. 24, 2006 – American Superconductor Corporation (NASDAQ:AMSC) today announced that Kevin Bisson, Senior Vice President and Chief Financial Officer, will be resigning to accept an executive position at another publicly traded company. Mr. Bisson’s resignation will take effect on March 10, 2006. American Superconductor has named Thomas Rosa, who is currently its Vice President of Finance and Accounting and Corporate Secretary, as interim Chief Financial Officer. Mr. Rosa, who has been with American Superconductor since 1992, Chief Accounting Officer since 1998, Vice President of Finance and Accounting since 2003 and Corporate Secretary since 2004, will continue to manage all accounting and financial functions of the Company. The Company said it plans to appoint a permanent Chief Financial Officer in the relatively near future.

Mr. Bisson, who has been the Company’s Chief Financial Officer since May 2003, commented on his career change: “I have very much enjoyed my tenure at American Superconductor, and the decision to leave was a difficult one, but I believe this new position is more closely aligned with my career goals. It has been a pleasure to work with a group of dedicated and talented people, and I wish them continued success in the future.”

“Kevin has made significant contributions to American Superconductor since he joined our team,” said Greg Yurek, Chief Executive Officer. “While we are sorry to see Kevin depart, we wish him every success in his new position. At the same time, we are pleased to have Tom Rosa, who has worked very closely with Kevin and me, move into the position of interim CFO.”

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About American Superconductor Corporation (NASDAQ:AMSC)

AMSC is the world’s principal vendor of high temperature superconductor (HTS) wire and large rotating superconductor machinery, and it is a world- leading supplier of dynamic reactive power grid stabilization products. AMSC’s HTS wire and power electronic converters are at the core of a broad range of new electricity transmission and distribution, transportation, medical and industrial processing applications, including dynamic reactive power grid stabilization solutions, large ship propulsion motors and generators, smart, controllable, superconductor power cables and advanced defense systems. The company’s products are supported by hundreds of patents and licenses covering technologies fundamental to Revolutionizing the Way the World Uses Electricity™. More information is available at www.amsuper.com.

American Superconductor and design, AMSC, POWERED BY AMSC, and Revolutionizing the Way the World Uses Electricity are trademarks of American Superconductor Corporation. All other trademarks are the property of their respective owners.

Contact Information

Media	Lisa-Marie Barker American Superconductor	508-621-4375 lbarker@amsuper.com

Investors	Greg Yurek American Superconductor	508-621-4242 investor@amsuper.com